Exhibit 99.1

ZIOPHARM Presents Promising Early Data from Phase Ib Study of Indibulin at 6th International Symposium on Targeted Anticancer Therapies

Results Shows Indibulin Is Well Tolerated and Active
Among Eight Evaluable Patients

Bethesda, MD, March 20, 2008- ZIOPHARM Oncology, Inc. (NASDAQ:ZIOP) announced today that it presented promising early data from a Phase Ib study of indibulin, the Company’s novel, orally administered, synthetic tubulin targeted agent, at the 6th International Symposium on Targeted Anticancer Therapies held in Bethesda, Maryland, March 20 to 22.

A total of 14 patients with a variety of cancers, including sarcomas and carcinomas, have been treated to date in the study.  Following a total of 30 cycles of treatment, indibulin has been shown to be very well tolerated, with no drug-related Grade 2 or higher toxicities reported.  Of note, no neurotoxicities, a common and serious side effect typically associated with microtubule targeting agents, have been observed.

In addition to confirming indibulin’s safety profile, this study evaluates early treatment responses by PET scans. Among 8 evaluable patients, these PET scans demonstrated a substantial anti-tumor effect by indibulin.  Week 7 PET scans identified 1 complete reduction in uptake, 4 with partial reduction in uptake, and 3 with increased uptake.   Tumor responses measured by PET scan are generally referred to as metabolic responses, and usually correlate with treatment responses in cancer.

“Safely and effectively targeting microtubules in cancer cells has long been a goal of researchers as it leads to a variety of anti-cancer activity, including antiangiogenesis and antimetastasis,” commented Sant P. Chawla, MD, Director, Sarcoma Oncology Center and  a lead investigator of the study. “Yet to date, these agents have all demonstrated serious side effects.  Oral indibulin, by contrast, has been very well tolerated, with none of the neurotoxicity or bone marrow suppression seen with taxanes and vinca alkaloids.  Indibulin has also demonstrated promising early activity by PET scan, including a complete response in Ewing’s Sarcoma and a partial response in a neuroendocrine cancer.  Taken together, these results are highly compelling, making ongoing study a priority.”

For more details on these trials please see www.clinicaltrials.gov.

About Indibulin

Indibulin is a novel synthetic anti-mitotic agent that binds to tubulin, destabilizes microtubule polymerization, arrests tumor cell growth at the G2/M phase and inhibits cell mobility and metastasis. Microtubules are well-established targets for anti-cancer drug development and tubulin-binding drugs such as taxanes and vinca alkaloids are currently widely used to treat cancer. Indibulin is orally available, lacks neurotoxicity and has efficacy in taxane refractory preclinical models.

ZIOPHARM Presents Promising Early Data from Phase Ib Study of Indibulin at 6th International Symposium on Targeted Anticancer Therapies

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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Contact:
Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com
or
Andrea Rabney
Argot Partners
(212) 600-1902
andrea@argotpartners.com